March 26, 2008

Board of Directors
SES Solar Inc.
129 Route de Saint-Julien
1228 Plan-les-Ouates
Geneva, Switzerland

Ladies and Gentlemen:

We are acting as counsel to SES Solar Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (Reg. No. 333-140864), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to 7,813,176 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”), for sale by certain non-affiliate selling stockholders from time to time or on a delayed or continuing basis, including up to 750,000 Shares issuable (the “Warrant Shares”) upon the exercise of warrants to purchase Common Stock (the “Common Stock Warrants”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

   For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.
The Certificate of Incorporation of the Company, as certified by the Secretary of State of Delaware on January 9, 2008 including the Certificates of Ownership, as certified by the Secretary of State of Delaware on January 9, 2008and by an officer of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by an officer of the Company on the date hereof as being complete, accurate, and in effect.

4.
Resolutions of the Board of Directors of the Company adopted by unanimous written consent on October 30, 2006; minutes of a meeting of the Board of Directors dated December 13, 2006 and resolutions adopted at such meeting held on December 13, 2006; and resolutions of the Board of Directors adopted by unanimous written consent on February 29, 2008, each as certified by an officer of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and the Common Stock Warrants and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion, following effectiveness of the Registration Statement, that:

(1) The Shares (other than the Warrant Shares addressed below) will be validly issued, fully paid and nonassessable.

(2) The Warrant Shares duly issued upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P. HOGAN & HARTSON L.L.P